Exhibit 10.1
$200,000,000
BRIDGE CREDIT AGREEMENT,
dated as of December 19, 2007,
among
UST INC.,
as the Borrower,
VARIOUS FINANCIAL INSTITUTIONS AND OTHER PERSONS
FROM TIME TO TIME PARTIES HERETO,
as the Lenders,
MORGAN STANLEY SENIOR FUNDING, INC.,
as the Administrative Agent for the Lenders
and
LEHMAN BROTHERS INC.,
as Syndication Agent

MORGAN STANLEY SENIOR FUNDING, INC.
and LEHMAN BROTHERS INC.,
as Joint Lead Arrangers and Joint Book Runners

BRIDGE CREDIT AGREEMENT
     THIS BRIDGE CREDIT AGREEMENT, dated as of December 19, 2007, is among UST INC., a Delaware corporation (the “Borrower”), the various financial institutions and other Persons from time to time parties hereto (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC. “MSSF”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and LEHMAN BROTHERS INC. (“Lehman”), as syndication agent.
W I T N E S S E T H:
     WHEREAS, the Borrower has requested that the Lenders provide a Commitment, pursuant to which up to four Borrowings of Loans, in a maximum aggregate principal amount not to exceed the Commitment Amount, will be made to the Borrower from time to time on and after the Closing Date but prior to the Commitment Termination Date; and
     WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitments and make Loans to the Borrower;
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     SECTION 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
     “Administrative Agent” is defined in the preamble and includes each other Person appointed as the successor Administrative Agent pursuant to Section 9.4.
     “Administrative Fee Letter” means the confidential fee letter, dated December 18, 2007, by and between MSSF and the Borrower.
     “Affected Lender” is defined in Section 4.10.
     “Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. “Control” of a Person means the power, directly or indirectly,
     (a) to vote 10% or more of the Capital Securities (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable); or
     (b) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).

     “Agreement” means, on any date, this Bridge Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.
     “Alternate Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/16 of 1%) equal to the higher of
     (a) the Base Rate in effect on such day; and
     (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%.
Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Alternate Base Rate; provided, that the failure to give such notice shall not affect the Alternate Base Rate in effect after such change.
     “Applicable Commitment Fee Margin” means the applicable percentage set forth below corresponding to the relevant required debt rating:

Applicable Commitment
Required Debt Rating	Fee Margin
Tier I	0.045%
Tier II	0.050%
Tier III	0.060%
Tier IV	0.080%
Tier V	0.100%
The required debt rating used to compute the Applicable Commitment Fee Margin shall be that set forth in the Rating Notice most recently delivered by the Borrower to the Administrative Agent, including pursuant to clause (b) of Section 5.1.2; provided, however, that if a Senior Unsecured Debt Rating is issued by each of S&P and Moody’s, then the higher of such Senior Unsecured Debt Ratings shall apply, unless there is a split in the Senior Unsecured Debt Ratings of more than one level, in which case the level that is one level higher than the lower Senior Unsecured Debt Rating shall apply. Changes in the Applicable Commitment Fee Margin resulting from a change in the Senior Unsecured Debt Rating shall become effective upon delivery by the Borrower to the Administrative Agent of a new Rating Notice pursuant to clause (h) of Section 7.1.1. If the Borrower shall fail to deliver (i) a Rating Notice within the required time period pursuant to clause (h) of Section 7.1.1, or (ii) a Compliance Certificate within 45 days after the end of any Fiscal Quarter (or within 90 days, in the case of the last Fiscal Quarter of the Fiscal Year), the Applicable Commitment Fee Margin from and including (i) in the case of a Rating Notice, the date after such Rating Notice was required to have been delivered hereunder, or (ii) in the case of a Compliance Certificate, the 46th (or 91st, as the case may be) day after the end of such Fiscal Quarter to, but not including, the date the Borrower delivers to the Administrative Agent a Rating Notice or a Compliance Certificate, as the case may be, shall in each case conclusively equal the highest Applicable Commitment Fee Margin set forth above.
     “Applicable Margin” means, with respect to any Loan, the applicable percentage set forth below corresponding to the relevant required debt rating:

Applicable Margin
Required Debt Rating	For Loans
Tier I	0.225%
Tier II	0.250%
Tier III	0.300%
Tier IV	0.450%
Tier V	0.550%
The required debt rating used to compute the Applicable Margin shall be that set forth in the Rating Notice most recently delivered by the Borrower to the Administrative Agent, including pursuant to clause (b) of Section 5.1.2; provided, however, that if a Senior Unsecured Debt Rating is issued by each of S&P and Moody’s, then the higher of such Senior Unsecured Debt Ratings shall apply, unless there is a split in the Senior Unsecured Debt Ratings of more than one level, in which case the level that is one level higher than the lower Senior Unsecured Debt Rating shall apply. Changes in the Applicable Margin resulting from a change in the Senior Unsecured Debt Rating shall become effective upon delivery by the Borrower to the Administrative Agent of a new Rating Notice pursuant to clause (h) of Section 7.1.1. If the Borrower shall fail to deliver (i) a Rating Notice within the required time period pursuant to clause (h) of Section 7.1.1, or (ii) a Compliance Certificate within 45 days after the end of any Fiscal Quarter (or within 90 days, in the case of the last Fiscal Quarter of the Fiscal Year), the Applicable Margin from and including (i) in the case of a Rating Notice, the date such Rating Notice was required to have been delivered or (ii) in the case of a Compliance Certificate, the 46th (or 91st, as the case may be) day after the end of such Fiscal Quarter to, but not including, the date the Borrower delivers to the Administrative Agent a Rating Notice or a Compliance Certificate, as the case may be, shall in each case conclusively equal the highest Applicable Margin set forth above.
     “Assignee Lender” is defined in Section 10.11.1.
     “Assignor Lender” is defined in Section 10.11.1.
     “Audited Financial Statements” means the audited consolidated financial statements of the Borrower and its Subsidiaries as at December 31, 2006.
     “Authorized Officer” means, relative to any Obligor, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.1.

     “Base Rate” means, at any time, the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (each change in the Base Rate to be effective as of the date of publication in The Wall Street Journal of a Prime Lending Rate that is different from that published on the preceding Business Day); provided that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate
     “Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.
     “Borrower” is defined in the preamble.
     “Borrower Closing Date Certificate” means the closing date certificate executed and delivered by an Authorized Officer of the Borrower substantially in the form of Exhibit D hereto.
     “Borrowing” means the Loans of the same type and, in the case of LIBO Rate Loans, having the same Interest Period made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.1.
     “Borrowing Request” means a Loan request and certificate duly executed by an Authorized Officer of the Borrower substantially in the form of Exhibit B hereto.
     “Business Day” means
     (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York; and
     (b) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are carried on in the London interbank eurodollar market.
     “Capital Expenditures” means, for any period, the aggregate amount of (a) all expenditures of the Borrower and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures and (b) Capitalized Lease Liabilities incurred by the Borrower and its Subsidiaries during such period. Capital Expenditures shall not include (a) any such expenditures funded from the proceeds of casualty insurance received in respect of a capital asset of the Borrower or any Subsidiary or (b) any expenditures made to acquire any asset (including Capital Securities) in connection with an acquisition.
     “Capital Securities” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Effective Date or any right to acquire the same.

     “Capitalized Lease Liabilities” means all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.
     “Cash Equivalent Investment” means, at any time:
     (a) any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time;
     (b) commercial paper maturing not more than 270 days from the date of issue, which is issued by
     (i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any State of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody’s, or
     (ii) any Lender or any of its Affiliates (or its holding company);
     (c) commercial paper maturing not more than 30 days from the date of issue which is issued by
     (i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any State of the United States or of the District of Columbia and rated A-2 or higher by S&P or P-2 by Moody’s, or
     (ii) any Lender or any of its Affiliates (or its holding company);
     (d) any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by either
     (i) any bank organized under the laws of the United States (or any State thereof) and which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than $500,000,000, or
     (ii) any Lender; or
     (e) any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i) which

     (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and
     (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.
     “Certificate of Determination” means the Certificate of Determination, dated as of July 15, 2002, executed and delivered by Authorized Officers of the Borrower pursuant to Sections 201, 301 and 303 of the Existing Indenture.
     “Change in Control” means
     (a) any “person” or “group” (as such terms are used in Rule 13d-5 of the Exchange Act, and Sections 13(d) and 14(d) of the Exchange Act) of persons becomes, directly or indirectly, in a single transaction or in a related series of transactions by way of merger, consolidation, or other business combination or otherwise, the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act) of more than 40% of the total voting power in the aggregate of all classes of Capital Securities of the Borrower then outstanding entitled to vote generally in elections of directors of the Borrower; or
     (b) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election to such Board or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office.
     “Closing Date” means the date on which all of the conditions set forth in Section 5.1 have been satisfied or waived in accordance with the terms hereof, but in no event shall such date be later than December 19, 2007.
     “Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.
     “Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make Loans pursuant to Section 2.1.1.
     “Commitment Amount” means, on any date, $200,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

     “Commitment Termination Date” means the earliest of
     (a) December 19, 2007 (if the Closing Date has not occurred on or prior to such date);
     (b) April 30, 2008;
     (c) the date on which the Commitment Amount is terminated in full or reduced to zero pursuant to the terms of this Agreement; and
     (d) the date on which any Commitment Termination Event occurs.
     Upon the occurrence of any event described in the preceding clauses (c) or (d), the Commitments shall terminate automatically and without any further action.
     “Commitment Termination Event” means
     (a) the occurrence of any Event of Default with respect to the Borrower described in clauses (a) through (d) of Section 8.1.9; or
     (b) the occurrence and continuance of any other Event of Default and either
     (i) the declaration of all or any portion of the Loans to be due and payable pursuant to Section 8.3, or
     (ii) the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower that the Commitments have been terminated.
     “Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit E hereto, together with such changes thereto as the Administrative Agent may from time to time request for the purpose of monitoring the Borrower’s compliance with the financial covenants contained herein.
     “Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.
     “Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

     “Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.
     “Credit Extension” means the making of a Loan by a Lender.
     “Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.
     “Defaulting Lender” is defined in Section 4.11.
     “Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Borrower with the written consent of the Required Lenders (other than as a result of an update to Item 6.8 of the Disclosure Schedule pursuant to clause (i) of Section 7.1.1).
     “Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the Borrower’s or its Subsidiaries’ assets (including accounts receivables and Capital Securities of Subsidiaries but excluding Cash Equivalent Investments) to any other Person (other than to the Borrower or any Subsidiary) in a single transaction or series of transactions.
     “Dollar” and the sign “$” mean lawful money of the United States.
     “Domestic Office” means the office of a Lender designated as its “Domestic Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office within the United States as may be designated from time to time by notice from such Lender to the Administrative Agent and the Borrower.
     “EBITDA” means, for any applicable period, the sum of
     (a) Net Income (excluding any equity income (or loss) from Affiliates (other than Subsidiaries) of the Borrower to the extent the income was not received by the Borrower in cash), plus
     (b) to the extent deducted (or included) in determining Net Income, the sum of (i) amounts attributable to amortization, (ii) income tax expense, (iii) Interest Expense, (iv) depreciation of assets, and (v) non-cash non-recurring losses or non-cash extraordinary losses (or, minus, non-cash non-recurring gains or non-cash extraordinary gains);
provided, that, for purposes of calculating EBITDA of the Borrower and its Subsidiaries for any period hereunder, the EBITDA of any Person or assets (x) acquired by the Borrower and its Subsidiaries in connection with any acquisitions or (y) Disposed of by the Borrower and its Subsidiaries in connection with Permitted Dispositions, shall be included on a pro forma basis for such period as if such acquisitions or Permitted Dispositions had occurred on the first day of such period.
     “Effective Date” means the date this Agreement becomes effective pursuant to Section 10.8.
     “Eligible Assignees” means (a) each Lender, (b) any Affiliate of a Lender, and (c) any commercial bank, other financial institution or any other Person approved in writing by the Administrative Agent and (except during the existence or the continuation of an Event of Default) the Borrower, which approvals shall not be unreasonably withheld or delayed.
     “Environmental Laws” means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Sections thereto.
     “Event of Default” is defined in Section 8.1.
     “Exemption Certificate” is defined in clause (e) of Section 4.6.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Existing Indenture” means the Indenture, dated as of May 27, 1999, by and between the Borrower and State Street Bank and Trust Company, as trustee.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to
     (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or
     (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
     “Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.
     “Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year

(e.g., the “2007 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.
     “Fixed Charge Coverage Ratio” means, as of the close of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters of:
     (a) EBITDA (for all such Fiscal Quarters) minus Capital Expenditures made during such Fiscal Quarters;
     to
     (b) the sum (for all such Fiscal Quarters) of (i) cash Interest Expense (net of cash interest income) and (ii) dividends on the Capital Securities of the Borrower, calculated based on dividends actually declared whether or not paid.
     “Foreign Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.
     “F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.
     “GAAP” is defined in Section 1.4.
     “Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Group” means the Borrower or any member of its affiliated group within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended.
     “Hazardous Material” means
     (a) any “hazardous substance”, as defined by CERCLA;
     (b) any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended; or
     (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance (including any petroleum product) within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended.
     “Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.
     “herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.
     “Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Borrower
     (a) which is of a “going concern” or similar nature;
     (b) which relates to the limited scope of examination of matters relevant to such financial statement; or
     (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in Default.
     “including” and “include” means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.
     “Increased Cost Lender” is defined in Section 4.11.
     “Indebtedness” of any Person means:
     (a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;
     (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;
     (c) all Capitalized Lease Liabilities of such Person;
     (d) for purposes of Section 8.1.5 only, all other items which, in accordance with GAAP, would be included as liabilities on the balance sheet of such Person as of the date at which Indebtedness is to be determined;
     (e) net Hedging Obligations of such Person;
     (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (g) obligations arising under Synthetic Leases; and
     (h) all Contingent Liabilities of such Person in respect of any of the foregoing.
The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indemnified Liabilities” is defined in Section 10.4.
     “Indemnified Parties” is defined in Section 10.4.
     “Interest Expense” means, for any Fiscal Quarter, the aggregate interest expense (both accrued and paid (without duplication)) of the Borrower and its Subsidiaries for such Fiscal Quarter, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense (net of interest income paid during such period to the Borrower and its Subsidiaries).
     “Interest Period” means the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Section 2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrower may select in its relevant notice pursuant to Section 2.3 or 2.4; provided, however, that
     (i) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and
     (ii) no Interest Period for any Loan may end later than the Maturity Date.
The Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than ten different dates.
     “Investment” means, relative to any Person,

     (a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person;
     (b) Contingent Liabilities in favor of any other Person; and
     (c) any Capital Securities held by such Person in any other Person.
The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.
     “Lehman” is defined in the preamble.
     “Lender Assignment Agreement” means an assignment agreement substantially in the form of Exhibit F hereto.
     “Lenders” is defined in the preamble.
     “Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys’ fees at trial and appellate levels and experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against the Administrative Agent, any Lead Arranger, any Lender or any of such Person’s Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:
     (a) any Hazardous Material on, in, under or affecting all or any portion of any property of the Borrower or any of its Subsidiaries, the groundwater thereunder, or any surrounding areas thereof to the extent caused by Releases from the Borrower’s or any of its Subsidiaries’ or any of their respective predecessors’ properties;
     (b) any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in Section 6.12;
     (c) any violation or claim of violation by the Borrower or any of its Subsidiaries of any Environmental Laws; or
     (d) the imposition of any lien for damages caused by or the recovery of any costs for the cleanup, release or threatened release of Hazardous Material by the Borrower or any of its Subsidiaries, or in connection with any property owned or formerly owned by the Borrower or any of its Subsidiaries.
     “LIBO Rate” means, relative to any Interest Period for LIBO Rate Loans, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on the Reuters LIBOR01 Page at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)). If, for any reason, such rate does not appear on the Reuters LIBOR01 Page, then “LIBO Rate” shall be determined by the Administrative Agent’s LIBOR Office to be the arithmetic average (rounded upwards, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent’s LIBOR Office at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the applicable LIBO Rate Loan.
     “LIBO Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).
     “LIBO Rate (Reserve Adjusted)” means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

LIBO Rate (Reserve Adjusted)	=	LIBO Rate 1.00 — LIBOR Reserve Percentage
The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect two Business Days before the first day of such Interest Period.
     “LIBOR Office” means the office of a Lender designated as its “LIBOR Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining the LIBO Rate Loans of such Lender.
     “LIBOR Reserve Percentage” means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including “Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.
     “Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation. Notwithstanding anything to the contrary contained herein, financing statements solely constituting precautionary filings to protect the interest of a lessor shall not be deemed Liens for the purposes hereof.
     “Loan Documents” means, collectively, this Agreement, the Notes, the Administrative Fee Letter, and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.
     “Loan Parties” means, collectively, the Lenders, the Administrative Agent and, in each case, each of their respective successors, transferees and assigns.
     “Loans” is defined in Section 2.1.1.
     “Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations or properties of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of any Loan Party under any Loan Document or (c) the ability of any Obligor to perform its Obligations under any Loan Document.
     “Maturity Date” means the earlier of
     (a) June 19, 2008, six months after the Closing Date; and
     (b) the date on which any Commitment Termination Event occurs.
     “Moody’s” means Moody’s Investors Service, Inc.
     “MSSF” is defined in the preamble.
     “Net Income” means, for any period, the aggregate of all amounts which would be included as net income on the consolidated financial statements of the Borrower and its Subsidiaries for such period.
     “Non-Defaulting Lender” means a Lender that is not a Defaulting Lender.
     “Non-Excluded Taxes” means any Taxes other than net income and franchise taxes imposed with respect to any Loan Party by any Governmental Authority under the laws of which such Loan Party is organized or in which it maintains its applicable lending office.
     “Non-U.S. Lender” means any Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.
     “Note” means a (i) promissory note of the Borrower payable to any Lender, in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Loans, and (ii) all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
     “Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower and each other Obligor arising under or in connection with a Loan Document, including the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding) on the Loans.
     “Obligor” means, as the context may require, the Borrower and each other Person (other than a Loan Party) who may from time to time be obligated under any Loan Document.
     “Organic Document” means, relative to any Obligor, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s partnership interests, limited liability company interests or authorized shares of Capital Securities.
     “Other Taxes” means any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.
     “Participant” is defined in Section 10.11.2.
     “PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
     “Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
     “Percentage” means, relative to any Lender, the applicable percentage relating to Loans set forth opposite its name on Schedule II hereto under the Commitment column or set forth in a Lender Assignment Agreement under the Commitment column, as such percentage may be adjusted from time to time pursuant to any Lender Assignment Agreement executed by such Lender and its Assignee Lender and delivered pursuant to Section 10.11.1. A Lender shall not have any Commitment if its percentage under the Commitment column is zero.
     “Permitted Business Activities” means (i) the manufacture and distribution of, among other things, smokeless tobacco, and a producer of premium wines and (ii) engaged in the business of agricultural biotechnology.
     “Permitted Disposition” means any Disposition permitted pursuant to Section 7.2.5.
     “Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

     “Quarterly Payment Date” means the last Business Day of March, June, September and December.
     “Rating Notice” is defined in clause (h) of Section 7.1.1.
     “Refinancing” is defined in the second recital.
     “Register” is defined in clause (b) of Section 2.6.
     “Release” means a “release”, as such term is defined in CERCLA.
     “Replacement Lender” is defined in clause (f) of Section 10.11.1.
     “Required Lenders” means, at any time, Non-Defaulting Lenders holding at least 51% of the Total Exposure Amount held by Non-Defaulting Lenders.
     “Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.
     “Restricted Payment” means the declaration or payment of any dividend (other than dividends payable solely in Capital Securities of the Borrower or any Subsidiary) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any class of Capital Securities of the Borrower or any Subsidiary or any warrants or options to purchase any such Capital Securities, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, obligations of the Borrower or any Subsidiary or otherwise.
     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act thereunder, all as the same shall be in effect at the relevant time.
     “Senior Notes” means the senior, unsecured notes of the Borrower due in 2009 and the senior, unsecured notes of the Borrower due in 2012 issued under the terms of the Senior Notes Documents, and any senior, unsecured notes of the Borrower issued after the Effective Date.
     “Senior Notes Documents” means the Existing Indenture, the Senior Notes, the Certificate of Determination and all other agreements, documents, instruments, certificates, filings, consents, approvals, board of directors resolutions and opinions furnished pursuant to or in connection with the issuance of the Senior Notes and the other transactions contemplated thereby, in each case as amended, supplemented, amended and restated or otherwise modified from time to time in connection with any refinancing, replacement or otherwise.

     “Senior Unsecured Debt Rating” means the non-credit enhanced, long-term senior unsecured debt rating ascribed to such Indebtedness of the Borrower by S&P or Moody’s, as the case may be, announced by S&P or Moody’s, as the case may be, from time to time.
     “Significant Subsidiary” means each U.S. Subsidiary now existing or hereafter acquired or formed, and each successor thereto, which at any time of determination accounts for more than two (2%) percent of (a) the consolidated revenues of the Borrower and its Subsidiaries, or (b) the consolidated tangible net worth (valued at the lesser of (i) fair market value or (ii) book value) of the Borrower and its Subsidiaries taken as a whole.
     “Subject Fiscal Year” is defined in Section 7.2.5.
     “Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of the Borrower.
     “Substitute Lender” is defined in Section 4.11.
     “Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.
     “Taxes” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.
     “Terminated Lender” is defined in Section 4.11.
     “Termination Date” means the date on which all Obligations have been paid in full in cash and all Commitments shall have terminated.
     “Tier I” means that the Senior Unsecured Debt Rating of the Borrower is at least either (a) A+ by S&P or (b) A1 by Moody’s.
     “Tier II” means that the Senior Unsecured Debt Rating of the Borrower is not at the Tier I level, and is at least either (a) A by S&P or (b) A2 by Moody’s.
     “Tier III” means that the Senior Unsecured Debt Rating of the Borrower is not at the Tier I or Tier II level, and is at least either (a) A- by S&P or (b) A3 by Moody’s.

     “Tier IV” means that the Senior Unsecured Debt Rating of the Borrower is not at the Tier I, Tier II or Tier III level, and is at least either (a) BBB+ by S&P or (b) Baa1 by Moody’s.
     “Tier V” means that the Senior Unsecured Debt Rating of the Borrower is not at the Tier I, Tier II, Tier III or Tier IV level.
     “Tobacco Business Assets” means, collectively, the assets (including accounts receivable and Capital Securities) of (a) U.S. Smokeless Tobacco Company, and (b) the Borrower and any other Subsidiary, which assets are used primarily (or evidence ownership in Persons primarily engaged) in the manufacture, sale or distribution of tobacco products.
     “Total Exposure Amount” means, on any date of determination (and without duplication), the outstanding principal amount of all Loans and the unfunded amount of the Commitments.
     “type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.
     “United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.
     “U.S. Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States or a state thereof.
     “Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
     “Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.
     “wholly owned Subsidiary” means any Subsidiary all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable laws) is owned directly or indirectly by the Borrower.
     SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the Disclosure Schedule.
     SECTION 1.3. Cross-References. Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.
     SECTION 1.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 7.2.3 and the definitions used in such calculations) shall be made, in accordance with those generally accepted accounting principles (“GAAP”) applied in the preparation of the Audited Financial Statements. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case without duplication.
ARTICLE II
COMMITMENTS, BORROWING AND ISSUANCE
PROCEDURES AND NOTES
     SECTION 2.1. Commitments. On the terms and subject to the conditions of this Agreement, each Lender severally agrees that, from time to time on up to any four Business Days occurring from and after the Closing Date but prior to the Commitment Termination Date, it will make loans (relative to such Lender, its “Loans”) to the Borrower equal to such Lender’s Percentage of the aggregate amount of each Borrowing of the Loans requested by the Borrower to be made on such day. On the terms and subject to the conditions hereof, the Borrower may from time to time borrow until the Commitment Termination Date, provided that Loans that are repaid or prepaid may not be reborrowed. No Lender shall be permitted or required to make any Loan if, after giving effect thereto, (a) the aggregate outstanding principal amount of all Loans of such Lender would exceed such Lender’s Percentage of the Commitment Amount, or (b) the aggregate principal amount of all Loans then outstanding would exceed the Commitment Amount.
     SECTION 2.2. Reduction of the Commitment Amounts. (a) Optional. The Borrower may, from time to time on any Business Day occurring after the Effective Date, voluntarily reduce the amount of the Commitment Amount on the Business Day so specified by the Borrower; provided, however, that all such reductions shall require at least one Business Day’s prior notice to the Administrative Agent and be permanent, and any partial reduction of any Commitment Amount shall be in a minimum amount of $5,000,000 and in an integral multiple of $1,000,000.
     (b) Mandatory. On the Commitment Termination Date, the Commitments of the Lenders shall be automatically and permanently reduced to zero. On the date of each Borrowing, the Commitments of the Lenders shall be automatically and permanently reduced on a pro rata basis by an amount equal to the amount of such Borrowing. On the date of each prepayment of the Loans, the Commitments of the Lenders shall be automatically and permanently reduced on a pro rata basis by an amount equal to the amount of such prepayment.
     SECTION 2.3. Borrowing Procedures. By delivering a Borrowing Request to the Administrative Agent, the Borrower may from time to time irrevocably request, on the requested date of any Borrowing (and on or before 10:00 a.m. on such Business Day) in the case of Base Rate Loans, or on not less than three Business Days’ notice (and on or before noon on such Business Day) in the case of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that a Borrowing be made, in the case of LIBO Rate Loans, in a minimum amount of $5,000,000 and an integral multiple of $1,000,000, in the case of Base Rate Loans, in a minimum amount of $5,000,000 and an integral multiple of $1,000,000 or, in either case, in the unused amount of the Commitment; provided, however, that all Loans made on the Closing Date shall be made as Base Rate Loans. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans and shall be made on the Business Day, specified in such Borrowing Request. On or before 11:00 a.m. on such Business Day, each Lender that has a Commitment shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.
     SECTION 2.4. Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent, the Borrower may from time to time irrevocably elect, on the requested date of any continuation or conversion (and on or before 10:00 a.m. on such Business Day) in the case of Base Rate Loans, or on not less than three Business Days’ notice (and on or before noon on such Business Day) in the case of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $5,000,000 and an integral multiple of $1,000,000 be, in the case of Base Rate Loans, converted into LIBO Rate Loans or be, in the case of LIBO Rate Loans, converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders that have made such Loans, and (y) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing.
     SECTION 2.5. Funding of Loans. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Section 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office’s interbank eurodollar market.
     SECTION 2.6. Notes.
     (a) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a Note evidencing the Loans made by, and payable to the order of, such Lender in a maximum principal amount equal to such Lender’s Percentage of the original Commitment Amount. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note(s) (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and

Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be conclusive and binding on each Obligor absent manifest error; provided, however, that the failure of any Lender to make any such notations, or any error in any such notation, shall not limit or otherwise affect any Obligations of any Obligor.
     (b) The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for the purpose of this clause, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitment, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans, annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to Section 10.11.1. Failure to make any recordation, or any error in such recordation, shall not affect any Obligor’s Obligations. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered (or, if applicable, to which a Note has been issued) as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary. Any assignment or transfer of a Commitment or the Loans made pursuant hereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement that has been executed by the requisite parties pursuant to Section 10.11.1. No assignment or transfer of a Lender’s Commitment or Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.
ARTICLE III
REPAYMENTS, PREPAYMENTS, DEPOSITS, INTEREST AND FEES
     SECTION 3.1. Repayments and Prepayments; Application. The Borrower agrees that the Loans shall be repaid and prepaid pursuant to the following terms.
     SECTION 3.1.1. Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of the Loans made by each Lender upon the Maturity Date. Prior thereto, payments and prepayments of the Loans shall or may be made as set forth below.
     (a) From time to time on any Business Day, the Borrower may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided, that (i) any such prepayment of Loans shall be made pro rata among the Loans of the same type and, if applicable, having the same Interest Period of all Lenders that have made such Loans; (ii) all such voluntary prepayments shall require at least one but no more than five Business Days’ prior notice to the Administrative Agent; and (iii) all such voluntary partial prepayments shall be, in an aggregate minimum amount of $5,000,000 and an integral multiple $1,000,000.
     (b) On each date when the aggregate outstanding principal amount of all Loans exceeds the Commitment Amount (as it may be reduced from time to time pursuant to this Agreement), the Borrower shall make a mandatory prepayment of Loans in an aggregate amount equal to such excess.

     (c) Immediately upon any acceleration of the Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, the Borrower shall repay all the Loans, unless, pursuant to Section 8.3, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).
     (d) On any date prior to the Maturity Date on which any Net Proceeds are received by the Borrower or any of its Subsidiaries in respect of any Reduction Event, the Borrower shall prepay the Loans by an amount equal to such Net Proceeds. The Borrower shall notify the Administrative Agent of the proposed consummation of any Reduction Event (and the corresponding prepayment of the Loans pursuant to this Section 3.1.1(d) or reduction of the Commitments pursuant to Section 2.2(b)), as the case may be) no later than 11:00 A.M. (New York City time) on the second Business Day prior to the date of the proposed consummation thereof. Such notice shall specify (i) the date of the proposed consummation of such Reduction Event, (ii) a reasonably detailed estimate of the Net Proceeds thereof, and (iii) the anticipated amount of the prepayment of the Loans and reduction of the Commitments and as a result thereof.
     For purposes of this Section 3.1.1(d), the following terms shall have the following meanings:
     “Net Proceeds” means, with respect to any Reduction Event, (a) the cash proceeds received in respect thereof (including any cash received in respect of any non-cash proceeds, but only when and as received), in each case net of (b) all fees and out-of-pocket expenses paid by the Borrower and its Subsidiaries to third parties in connection with such Reduction Event.
     “Reduction Event” means any of the following occurring on or after the date hereof:
     (i) the incurrence by the Borrower or any Subsidiary of any Indebtedness for borrowed money, including without limitation pursuant to a public offering, private placement or a syndicated bank financing, except (A) commercial paper, (B) Indebtedness incurred under this Agreement, (C) Indebtedness incurred under credit facilities available to the Borrower or any Subsidiary on the Closing Date, or refinancings in amounts not in excess of the amounts available thereunder plus any fees payable in connection with such refinancing, on the Closing Date, (D) Indebtedness of a type described in Section 7.2.2(b) of this Agreement and (E) Indebtedness owed by the Borrower or such Subsidiary to any other Consolidated Subsidiary or to the Borrower; and
     (ii) the issuance by the Borrower of any equity security, except any such issuance in connection with the exercise of employee stock options or any such issuance of equity securities in the ordinary course to officers, employees, former employees, consultants and directors.
Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.

     SECTION 3.1.2. Application. Each prepayment or repayment of the principal of the Loans shall be applied, to the extent of such prepayment or repayment
     (a) with respect to application among all Loans then outstanding, to the principal amount of Loans then outstanding pro rata; and
     (b) with respect to the types of Loans then outstanding, first, to the principal amount thereof being maintained as Base Rate Loans, and second, subject to the terms of Section 4.4, to the principal amount thereof being maintained as LIBO Rate Loans.
     SECTION 3.2. Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with the terms set forth below.
     SECTION 3.2.1. Rates. Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that Loans comprising a Borrowing accrue interest at a rate per annum:
     (a) on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect; and
     (b) on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin.
All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.
     SECTION 3.2.2. Post-Maturity Rates. After the date any principal amount of any Loan is due and payable (whether on the Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to (a) in the case of overdue principal on any Loan, the rate of interest that otherwise would be applicable to such Loan plus 2% per annum; and (b) in the case of overdue interest, fees, and other monetary Obligations, the Alternate Base Rate, plus, 2% per annum.
     SECTION 3.2.3. Payment Dates. Interest accrued on each Loan shall be payable, without duplication:
     (a) on the Maturity Date;
     (b) on the date of any payment or prepayment, in each case in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;
     (c) with respect to Base Rate Loans, in arrears on each Quarterly Payment Date occurring after the Effective Date;

     (d) with respect to LIBO Rate Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the date occurring on each three-month interval occurring after the first day of such Interest Period);
     (e) with respect to any Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and
     (f) on that portion of any Loans the Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.
Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Maturity Date, upon acceleration or otherwise) shall be payable upon demand.
     SECTION 3.3. Fees. The Borrower agrees to pay the fees set forth below. All such fees shall be non-refundable.
     SECTION 3.3.1. Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender, for the period (including any portion thereof when the Commitment is suspended by reason of the Borrower’s inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the Commitment Termination Date, a commitment fee in an amount equal to the Applicable Commitment Fee Margin, in each case on such Lender’s applicable Percentage of the sum of the average daily unused portion of the Commitment Amount. All commitment fees payable pursuant to this Section shall be payable by the Borrower in arrears on the Effective Date and thereafter on the first Business Day following each Quarterly Payment Date (and shall include payment through and including such Quarterly Payment Date) following the Effective Date, and on the Commitment Termination Date.
     SECTION 3.3.2. Administrative Agent’s Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees in the amounts and on the dates set forth in the Administrative Fee Letter.
     SECTION 3.3.3. Funding Fees. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, on April 30, 2008 a fee equal to 0.075% of the Commitment of each Lender on such date.
ARTICLE IV
CERTAIN LIBO RATE AND OTHER PROVISIONS
     SECTION 4.1. LIBO Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue or convert any such LIBO Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the

Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBO Rate Loans payable to such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.
     SECTION 4.2. Deposits Unavailable. If the Administrative Agent shall have determined that
     (a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to it in its relevant market; or
     (b) by reason of circumstances affecting its relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans;
then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
     SECTION 4.3. Increased LIBO Rate Loan Costs, etc. The Borrower agrees to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Loan Party in respect of, such Loan Party’s Commitments and the making of Credit Extensions hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in after the Closing Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority, except for such changes with respect to increased capital costs and Taxes which are governed by Sections 4.5 and 4.6, respectively. Each affected Loan Party shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, stating the reasons therefor and setting forth in reasonable detail the basis for requesting the additional amount required fully to compensate such Loan Party for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Loan Party within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.
     SECTION 4.4. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan but excluding loss of anticipated profits) as a result of
     (a) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise;

     (b) any Loans not being made as LIBO Rate Loans in accordance with the Borrowing Request therefor; or
     (c) any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor;
then, upon the written notice of such Lender setting forth in reasonable detail the basis for requesting such amount to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.
     SECTION 4.5. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Loan Party or any Person controlling such Loan Party, and such Loan Party determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Credit Extensions made by such Loan Party is reduced to a level below that which such Loan Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Loan Party to the Borrower setting forth in reasonable detail the basis for requesting such amount, the Borrower shall within five days following receipt of such notice pay directly to such Loan Party additional amounts sufficient to compensate such Loan Party or such controlling Person for such reduction in rate of return. A statement of such Loan Party as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Loan Party may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.
     SECTION 4.6. Taxes. The Borrower covenants and agrees as follows with respect to Taxes.
     (a) Any and all payments by the Borrower under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that any Taxes are required to be deducted or withheld from any payment required to be made by any Obligor to or on behalf of any Loan Party under any Loan Document, then:
     (i) subject to clause (f), if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary so that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for in such Loan Document; and

     (ii) the Borrower shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.
     (b) In addition, the Borrower shall pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.
     (c) As promptly as practicable after the payment of any Taxes or Other Taxes, and in any event within 45 days of any such payment being due, the Borrower shall furnish to the Administrative Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes. The Administrative Agent shall make copies thereof available to any Lender upon request therefor.
     (d) Subject to clause (f), the Borrower shall indemnify each Loan Party for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) such Loan Party whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by any Loan Party, the Borrower shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided, however, that no Loan Party shall be under any obligation to provide any such notice to the Borrower). In addition, the Borrower shall indemnify each Loan Party for any incremental Taxes that may become payable by such Loan Party as a result of any failure of the Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Administrative Agent, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by any Loan Party or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date such Loan Party makes written demand therefor. The Borrower acknowledges that any payment made to any Loan Party or to any Governmental Authority in respect of the indemnification obligations of the Borrower provided in this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply.
     (e) Each Non-U.S. Lender, on or prior to the date on which such non-U.S. Lender becomes a Lender hereunder (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only for so long as such non-U.S. Lender is legally entitled to do so), shall deliver to the Borrower and the Administrative Agent either (i) two duly completed copies of either (x) Internal Revenue Service Form W-8BEN or (y) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form; or (ii) in the case of a Non-U.S. Lender that is not legally entitled to deliver either form listed in clause (e)(i), (x) a certificate to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a ”10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code

(referred to as an “Exemption Certificate”) and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or applicable successor form.
     (f) The Borrower shall not be obligated to gross up any payments to any Lender pursuant to clause (a)(i), or to indemnify any Lender pursuant to clause (d), in respect of United States federal withholding taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to the Borrower the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to clause (e), (ii) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) the Lender designating a successor lending office at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, however, that the Borrower shall be obligated to gross up any payments to any such Lender pursuant to clause (a)(i), and to indemnify any such Lender pursuant to clause (d), in respect of United States federal withholding taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the Closing Date, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, (ii) the redesignation of the Lender’s lending office was made at the request of the Borrower or (iii) the obligation to gross up payments to any such Lender pursuant to clause (a)(i) or to indemnify any such Lender pursuant to clause (d) is with respect to an Assignee Lender that becomes an Assignee Lender as a result of an assignment made at the request of the Borrower.
     SECTION 4.7. Payments, Computations, etc. Unless otherwise expressly provided in a Loan Document, all payments by the Borrower pursuant to each Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Loan Parties entitled to receive such payment. All payments shall be made without setoff, deduction or counterclaim not later than 11:00 a.m. on the date due in same day or immediately available funds to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Loan Party its share, if any, of such payments received by the Administrative Agent for the account of such Loan Party. All interest (including interest on LIBO Rate Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan (calculated at other than the Federal Funds Rate), 365 days or, if appropriate, 366 days). Payments due on other than a Business Day shall (except as otherwise required by clause (c) of the definition of “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.
     SECTION 4.8. Sharing of Payments. If any Loan Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Extension (other than pursuant to the terms of Section 3.1.2(a), 4.3, 4.4, 4.5, 4.6, 10.3 or 10.4) in excess of its pro rata share of payments obtained by all Loan Parties, such Loan Party shall purchase from the other Loan Parties such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Loan Party to share the excess payment or other recovery ratably (to the extent such other Loan Parties were entitled to receive a portion of such payment or recovery) with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Loan Party, the purchase shall be rescinded and each Loan Party which has sold a participation to the purchasing Loan Party shall repay to the purchasing Loan Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Loan Party’s ratable share (according to the proportion of (a) the amount of such selling Loan Party’s required repayment to the purchasing Loan Party to (b) total amount so recovered from the purchasing Loan Party) of any interest or other amount paid or payable by the purchasing Loan Party in respect of the total amount so recovered. The Borrower agrees that any Loan Party purchasing a participation from another Loan Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Loan Party were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Loan Party receives a secured claim in lieu of a setoff to which this Section applies, such Loan Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Loan Parties entitled under this Section to share in the benefits of any recovery on such secured claim.
     SECTION 4.9. Setoff. Each Loan Party shall, upon the occurrence and during the continuance of any Event of Default described in clauses (a) through (d) of Section 8.1.9 or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each Loan Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Loan Party; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Loan Party agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Loan Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Loan Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Loan Party may have.
     SECTION 4.10. Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans has actual knowledge of the occurrence of an event or the existence of a condition that would cause such Lender to become entitled to receive payments (an “Affected Lender”) under Section 4.3, 4.4,

4.5 or 4.6, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (a) to make, issue, fund or maintain its Credit Extensions, including any affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may elect in its sole discretion, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 4.3, 4.4, 4.5 or 4.6 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans or the interests of such Lender; provided, that such Lender will not be obligated to utilize such other office pursuant to this Section 4.10 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 4.10 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.
     SECTION 4.11. Removal or Substitution of a Lender. Anything contained herein to the contrary notwithstanding, in the event that (a) any Lender (each, an “Increased Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 4.3, 4.4, 4.5 or 4.6 the circumstances of which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal, or (b) any Lender, at the direction or request of any Governmental Authority, defaults (each, a “Defaulting Lender”) in its obligation to fund, the default period for such Defaulting Lender shall remain in effect, and such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Borrower’s request that it cure such default, then, with respect to each such Increased Cost Lender or Defaulting Lender (each, a “Terminated Lender”), the Borrower may, so long as no Default shall have occurred and be continuing, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more Eligible Assignees (each, a “Substitute Lender”) in accordance with the provisions of Section 10.11.1 and the Borrower shall pay any fees payable thereunder in connection with such assignment; provided, (x) on the date of such assignment, the Substitute Lender shall pay to the Terminated Lender an amount equal to the sum of (i) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, plus, (ii) an amount equal to all accrued but theretofore unpaid fees owing to such Terminated Lender and (y) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 4.3, 4.4, 4.5 or 4.6 or otherwise as if it were a prepayment. Upon the payment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

ARTICLE V
CONDITIONS TO CREDIT EXTENSIONS
     SECTION 5.1. Initial Credit Extension. The obligations of the Lenders to make the initial Credit Extensions on the Closing Date (if any), and the occurrence of the Closing Date, shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Article.
     SECTION 5.1.1. Resolutions, etc. The Administrative Agent shall have received from the Borrower (a) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, and (b) a certificate, dated the Closing Date, duly executed and delivered by such Person’s Secretary or Assistant Secretary (with counterparts for each Lender), as to
     (a) resolutions of the Borrower’s Board of Directors then in full force and effect authorizing, to the extent relevant, all aspects of the transactions contemplated hereby applicable to the Borrower and the execution, delivery and performance of each Loan Document to be executed by the Borrower;
     (b) the incumbency and signatures of those of its officers authorized to act with respect to each Loan Document to be executed by the Borrower; and
     (c) the full force and validity of each Organic Document of the Borrower and copies thereof;
upon which certificates each Loan Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary of the Borrower canceling or amending its prior certificate.
     SECTION 5.1.2. Certificate; Notice. The Administrative Agent shall have received, with counterparts for each Lender
     (a) the Borrower Closing Date Certificate, dated the Closing Date and duly executed and delivered by an Authorized Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of the Borrower as of such date, and, at the time each such certificate is delivered, such statements shall in fact be true and correct. All documents and agreements required to be appended to the Borrower Closing Date Certificate shall be in form and substance reasonably satisfactory to the Administrative Agent.
     (b) a Rating Notice, dated the Closing Date and duly executed and delivered by an Authorized Officer of the Borrower, in which certificate the Borrower shall certify its Senior Unsecured Debt Rating as of the Closing Date, as previously announced by S&P and/or Moody’s.
     SECTION 5.1.3. Closing Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Section 3.3 and, if then invoiced, Section 10.3.

     SECTION 5.1.4. Litigation, etc. There shall exist no pending or (to the knowledge of the Borrower or any of its Subsidiaries) threatened litigation, proceedings or investigations (exclusive of litigation that has been publicly disclosed on or prior to December 18, 2007) which could reasonably be expected to have a material adverse effect on the financial condition, operations, business or properties of the Borrower and its Subsidiaries, taken as a whole.
     SECTION 5.1.5. Compliance Certificate. The Administrative Agent shall have received, with counterparts for each Lender, an initial Compliance Certificate on a pro forma basis as if the initial Credit Extension had been made as of September 30, 2007 and as to such items therein as the Administrative Agent reasonably requests, dated the Closing Date, duly executed (and with all schedules thereto duly completed) and delivered by the chief financial or accounting Authorized Officer of the Borrower.
     SECTION 5.1.6. Opinions of Counsel. The Administrative Agent shall have received an opinion letter, dated the Closing Date and addressed to the Administrative Agent and all Lenders, from Skadden, Arps, Slate, Meagher & Flom LLP, New York counsel to the Borrower, in form, scope and substance reasonably satisfactory to the Administrative Agent.
     SECTION 5.1.7. Delivery of Notes. The Administrative Agent shall have received, for the account of each Lender that has requested a Note, such Lender’s Note duly executed and delivered by an Authorized Officer of the Borrower.
     SECTION 5.1.8. Required Consents and Approvals. All required material consents and approvals shall have been duly obtained and be in full force and effect with respect to the transactions contemplated hereby and the continuing operations of the Borrower from (a) all relevant Governmental Authorities and (b) any other Person whose consent or approval is so required to effect the transactions and all applicable waiting periods shall have expired without any action being taken by any competent authority that could restrain, prevent or otherwise impose any adverse conditions on the transactions and related financing contemplated hereby.
     SECTION 5.1.9. No Material Adverse Change. Other than any material adverse change resulting from facts that have been (a) publicly disclosed by the Borrower on or prior to December 18, 2007 or (b) otherwise disclosed to the Lenders prior to the Closing Date, there has been no material adverse change in the financial condition, operations, business or properties of the Borrower and its Subsidiaries, taken as a whole, since December 31, 2006.
     SECTION 5.2. All Credit Extensions. The obligation of each Lender to make any Credit Extension shall be subject to the satisfaction of each of the conditions precedent set forth below.
     SECTION 5.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension (but, if any Default of the nature referred to in Section 8.1.5 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds thereof), the following statements shall be true and correct:
     (a) the representations and warranties set forth in each Loan Document (other than those set forth in Sections 6.6 and 6.7(a)) shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and
     (b) no Default shall have then occurred and be continuing.
     SECTION 5.2.2. Credit Extension Request, etc. The Administrative Agent shall have received a Borrowing Request. Each of the delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct in all material respects.
     SECTION 5.2.3. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of any Obligor shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     In order to induce the Loan Parties to enter into this Agreement and to make Credit Extensions hereunder, the Borrower represents and warrants to each Loan Party as set forth in this Article.
     SECTION 6.1. Organization, etc. Each Obligor is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, except to the extent that the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it, except where the failure to have such power and authority or hold such licenses, permits or other approvals could not reasonably be expected to have a Material Adverse Effect.
     SECTION 6.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Obligor of each Loan Document executed or to be executed by it, each Obligor’s participation in the consummation of all aspects of the transactions contemplated hereby, and the execution, delivery and performance by the Borrower or (if applicable) any Obligor of the agreements executed and delivered by it in connection with the transactions contemplated hereby are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not
     (a) contravene any (i) Obligor’s Organic Documents, (ii) or result in a default under any material contractual restriction binding on or affecting any Obligor, (iii) court decree or order binding on or affecting any Obligor or (iv) law or governmental regulation binding on or affecting any Obligor in a material manner; or
     (b) result in, or require the creation or imposition of, any Lien on any Obligor’s properties (except as permitted by this Agreement).
     SECTION 6.3. Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Effective Date will be, duly obtained or made and which are, or on the Effective Date will be, in full force and effect) is required for the consummation of the transactions contemplated hereby and the due execution, delivery or performance by any Obligor of any Loan Document, in each case by the parties thereto. Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     SECTION 6.4. Validity, etc. Each Loan Document to which any Obligor is a party constitutes the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).
     SECTION 6.5. Financial Information. The Audited Financial Statements have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended. All balance sheets, all statements of income and of cash flow and all other financial information of each of the Borrower and its Subsidiaries furnished pursuant to Section 7.1.1 have been and will for periods following the Effective Date be prepared in accordance with GAAP consistently applied with the Audited Financial Statements, and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.
     SECTION 6.6. No Material Adverse Effect. Other than any Material Adverse Effect resulting from facts that have been (a) publicly disclosed by the Borrower on or prior to December 18, 2007 or (b) otherwise disclosed to the Lenders prior to the Closing Date, there has been no Material Adverse Effect since December 31, 2006.
     SECTION 6.7. Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened litigation, action, proceeding or labor controversy:
     (a) except as disclosed in Item 6.7 of the Disclosure Schedule, affecting the Borrower, any of its Subsidiaries or any other Obligor, which could reasonably be expected to have a Material Adverse Effect, and no adverse development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed in Item 6.7; or

     (b) which purports to affect the legality, validity or enforceability of any Loan Document or the transactions contemplated hereby.
     SECTION 6.8. Subsidiaries. The Borrower has (a) no U.S. Subsidiaries, except those U.S. Subsidiaries which are identified in Item 6.8(a) of the Disclosure Schedule, or which have been organized or acquired, including pursuant to Section 7.2.4, or (b) no Significant Subsidiaries, except those Significant Subsidiaries which are identified in Item 6.8(b) of the Disclosure Schedule.
     SECTION 6.9. Ownership of Properties. The Borrower and each of its Subsidiaries owns (i) in the case of owned real property, good and marketable fee title to, and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its material properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Liens permitted hereunder.
     SECTION 6.10. Taxes. The Borrower and each of its Subsidiaries has filed all material tax returns and reports required by law to have been filed by it and has paid all Taxes thereby shown to be due and owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
     SECTION 6.11. Pension and Welfare Plans. During the one-year period prior to the Effective Date and prior to the date of any Credit Extension hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrower or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 6.11 of the Disclosure Schedule, neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.
     SECTION 6.12. Environmental Warranties. Except as set forth in Item 6.12 of the Disclosure Schedule:
     (a) all facilities and property (including underlying groundwater) owned or leased by the Borrower or any of its Subsidiaries have been, and continue to be, owned or leased by the Borrower and its Subsidiaries in compliance with all Environmental Laws, except where failure to comply could not reasonably be expected to have a Material Adverse Effect;
     (b) (i) there have been no past, and there are no pending or threatened claims, complaints, notices or requests for information received by the Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or (ii) complaints, notices or inquiries to the Borrower or any of its Subsidiaries regarding potential liability under any Environmental Law, in each case, which could reasonably be expected to have a Material Adverse Effect;
     (c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that have, or could reasonably be expected to have, a Material Adverse Effect;
     (d) the Borrower and its Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters;
     (e) no property now or previously owned or leased by the Borrower or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;
     (f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;
     (g) neither the Borrower nor any Subsidiary has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the Borrower or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;
     (h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Borrower or any Subsidiary that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect; and
     (i) to the best of the Borrower’s knowledge, no conditions exist at, on or under any property now or previously owned or leased by the Borrower which with the passage of time, or the giving of notice or both, would give rise to material liability under any Environmental Law or which condition could reasonably be expected to result in a Material Adverse Effect.
     SECTION 6.13. Accuracy of Information. None of the factual information heretofore or contemporaneously furnished in writing to any Loan Party by or on behalf of any Obligor in connection with any Loan Document or any transaction contemplated hereby, when taken as a whole, contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information not misleading, and no other factual information hereafter furnished in connection with any Loan Document by or on behalf of any Obligor to any Loan Party, when taken as a whole, will contain any untrue statement of a material fact or will omit to state any material fact necessary to make any information not misleading on the date as of which such information is dated or certified; provided, that, to the extent any such statement or information was based upon or constitutes a forecast or forward looking statement, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such statements or information (it being understood that forecasts and forward looking statements are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control and that no guarantee can be given that such forecasts and forward looking statements will be realized).
     SECTION 6.14. Compliance with Laws; Authorizations. Except as disclosed in Item 6.14 of the Disclosure Schedule, the Borrower and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of its businesses or the ownership of its properties, including Environmental Laws except to the extent such compliance could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could be reasonably expected to have a Material Adverse Effect. The Borrower and its Subsidiaries have obtained all authorizations necessary and appropriate to own and operate their businesses and all such authorizations are in full force and effect, except where the failure to so obtain such authorizations or to so keep such authorizations in full force and effect could not be reasonably expected to have a Material Adverse Effect.
     SECTION 6.15. Regulations U and X. No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or Regulation X. Terms for which meanings are provided in F.R.S. Board Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.
     SECTION 6.16. No Contractual or Other Restrictions. No Subsidiary is a party to any agreement or other contractual arrangement that limits its ability to (a) pay dividends to, or otherwise make Investments in or other payments to, the Borrower or (b) grant Liens solely in favor of the Administrative Agent other than non-material agreements and contractual arrangements which impose limitations on a Subsidiary’s ability to grant Liens thereon in favor of the Administrative Agent.
     SECTION 6.17. Capitalization. Attached as Schedule III hereto is a true, complete and accurate description as of the Closing Date of the equity capital structure of the Borrower and its Subsidiaries showing accurate ownership percentages of the Borrower in such Subsidiaries. Except as set forth on Schedule III hereto, there are no (a) preemptive rights, outstanding subscriptions, warrants or options to purchase any Capital Securities of any such Subsidiaries, (b) obligations of any Person to redeem or repurchase any of its securities and (c) other agreements, arrangements or plans to which any Person is a party or of which the Borrower has knowledge that could directly or indirectly affect the capital structure of such Subsidiaries. All such Capital Securities (i) are validly issued and fully paid and non-assessable and (ii) are owned of record and beneficially as set forth on Schedule III hereto or as otherwise disclosed in writing to the Administrative Agent, free of any Lien, except for Liens otherwise permitted under this Agreement.
ARTICLE VII
COVENANTS
     SECTION 7.1. Affirmative Covenants. The Borrower agrees with each Lender and the Administrative Agent that until the Termination Date has occurred, the Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.
     SECTION 7.1.1. Financial Information, Reports, Notices, etc. The Borrower will furnish or cause to be furnished to the Administrative Agent (with sufficient copies for each Lender) copies of the following financial statements, reports, notices and information:
     (a) as soon as available and in any event within 45 days (or if such 45th day is not a Business Day, the immediately succeeding Business Day) after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of the Borrower;
     (b) as soon as available and in any event within 90 days (or if such 90th Day is not a Business Day, the immediately succeeding Business Day) after the end of each Fiscal Year, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries, and the related consolidated statements of income and cash flow of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants acceptable to the Administrative Agent, which shall include a calculation of the financial covenant set forth in Section 7.2.3 and stating that, in performing the examination necessary to deliver the audited financial statements of the Borrower, no knowledge was obtained of any Event of Default;
     (c) concurrently with the delivery of the financial information pursuant to clauses (a) and (b), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of the Borrower, showing compliance with the financial covenant set forth in Section 7.2.3 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Borrower or an Obligor has taken or proposes to take with respect thereto);

     (d) as soon as possible and in any event within three days after the Borrower or any other Obligor obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower or such Obligor has taken and proposes to take with respect thereto;
     (e) as soon as possible and in any event within three days after the Borrower or any other Obligor obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Item 6.7 of the Disclosure Schedule or (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7, notice thereof and, to the extent the Administrative Agent requests, copies of all documentation relating thereto;
     (f) promptly after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements which any Obligor files with the SEC or any national securities exchange;
     (g) immediately upon becoming aware of (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that any Obligor furnish a bond or other security to the PBGC or such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan which could result in the incurrence by any Obligor of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto;
     (h) promptly and in any event within three Business Days following receipt of any notice from S&P or Moody’s of a change in the Senior Unsecured Debt Rating, a copy of such notice substantially in the form attached hereto as Exhibit G (such notice, a “Rating Notice”);
     (i) immediately upon becoming aware of such circumstance, the name and any other information reasonably requested by the Administrative Agent in respect of any Subsidiary which has become a Significant Subsidiary; and
     (j) such other financial and other information as any Lender through the Administrative Agent may from time to time reasonably request (including information and reports in such detail as the Administrative Agent may request with respect to the terms of and information provided pursuant to the Compliance Certificate).
     SECTION 7.1.2. Maintenance of Existence; Compliance with Laws, etc. The Borrower will, and will cause each of its Significant Subsidiaries to, preserve and maintain its legal existence (except as otherwise permitted by Section 7.2.4), and comply with all applicable laws, rules, regulations and orders, including the payment (before the same become delinquent), of all Taxes, imposed upon the Borrower or its Significant Subsidiaries or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the Borrower or its Significant Subsidiaries, as applicable, in each case unless the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     SECTION 7.1.3. Maintenance of Properties. The Borrower will, and will cause each of its Significant Subsidiaries to, maintain, preserve, protect and keep its and their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by the Borrower and its Significant Subsidiaries may be properly conducted at all times, unless the Borrower or such Significant Subsidiary determines in good faith that the continued maintenance of such property is no longer economically desirable, in each case unless the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     SECTION 7.1.4. Insurance. The Borrower will, and will cause each of its Significant Subsidiaries to:
     (a) maintain insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Borrower and its Significant Subsidiaries; and
     (b) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.
     SECTION 7.1.5. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep books and records in accordance with GAAP which accurately reflect all of its business affairs and transactions and permit each Loan Party or any of their respective representatives, at reasonable times and intervals upon reasonable notice to the Borrower, to visit each Obligor’s offices, to discuss such Obligor’s financial matters with its officers and employees, and its independent public accountants (and the Borrower hereby authorizes such independent public accountant to discuss each Obligor’s financial matters, upon the reasonable request of such Loan Party and in the presence of the Borrower, with each Loan Party or their representatives whether or not any representative of such Obligor is present) and to examine (and photocopy extracts from) any of its books and records. The Borrower shall pay any fees of such independent public accountant incurred in connection with any Loan Party’s exercise of its rights pursuant to this Section.
     SECTION 7.1.6. Environmental Law Covenant. The Borrower will, and will cause each of its Subsidiaries to,
     (a) use and operate all of its and their facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except where failure to comply could not reasonably result in a Material Adverse Effect; and

     (b) promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties in respect of, or as to compliance with, Environmental Laws, and shall promptly resolve any non-compliance with Environmental Laws and keep its property free of any Lien imposed by any Environmental Law, except where failure to comply could not reasonably result in a Material Adverse Effect.
     SECTION 7.1.7. Use of Proceeds. The Borrower will apply the proceeds of the Credit Extensions (a) to partially finance the Refinancing, (b) to pay fees and expenses associated with the transactions contemplated hereby, and (c) for working capital and general corporate purposes of the Borrower (including to finance acquisitions, to finance stock redemptions to the extent permitted pursuant to Section 7.2.8, and to “back-stop” unsecured commercial paper of the Borrower).
     SECTION 7.1.8. Senior Unsecured Debt Rating. The Borrower will take all reasonable actions to cause S&P and Moody’s to rate the Borrower’s non-credit enhanced, long-term senior unsecured Indebtedness at all times.
     SECTION 7.1.9. Assets Owned by Significant Subsidiaries. The Borrower and the Significant Subsidiaries will at all times account for no less than 95% of the consolidated revenues and the consolidated tangible net worth (valued at the lesser of (a) fair market value or (b) book value) of the Borrower and its Subsidiaries taken as a whole.
     SECTION 7.2. Negative Covenants. The Borrower covenants and agrees with each Lender and the Administrative Agent that until the Termination Date has occurred, the Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.
     SECTION 7.2.1. Business Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business activity except those business activities engaged in on the date of this Agreement (including the Permitted Business Activities) and activities reasonably incidental or related thereto.
     SECTION 7.2.2. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:
     (a) (i)  Liens existing as of the Effective Date and disclosed in Item 7.2.2(a) of the Disclosure Schedule and (ii) Liens securing any extension, renewal or replacement of any obligations secured by any such Lien, provided, that, (x) in respect of Liens permitted pursuant to clause (i), no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Effective Date (as such Indebtedness may have been permanently reduced subsequent to the Effective Date), and (y) in respect of Liens permitted pursuant to clause (ii), such Lien shall only cover the same assets which originally secured the obligations being extended, renewed or replaced;

     (b) Liens securing Indebtedness evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of property of the Borrower or any of its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of the Borrower or any of its Subsidiaries; provided, that (i) such Lien is granted within 60 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets being acquired;
     (c) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
     (d) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;
     (e) judgment Liens in existence for less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 8.1.6;
     (f) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;
     (g) Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
     (h) so long as no Event of Default has occurred and is continuing at the date of incurrence thereof, other Liens securing Indebtedness in an aggregate amount at any time outstanding not to exceed $150,000,000; and
     (i) Liens arising from precautionary UCC financing statement filings relating solely to leases (including Synthetic Leases and Capitalized Lease Liabilities) not otherwise prohibited by this Agreement.
     SECTION 7.2.3. Financial Condition and Operations. The Borrower will not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter occurring during the term of this Agreement to be less than 1.00:1.00.

     SECTION 7.2.4. Consolidation, Merger, etc. The Borrower will not liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), except
     (a) any Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower, and the assets or Capital Securities of any Subsidiary may be purchased or otherwise acquired by the Borrower; and
     (b) so long as no Default has occurred and is continuing or would occur after giving effect thereto, the Borrower may purchase all or substantially all of the assets or Capital Securities of any Person (or any division thereof), or acquire such Person by merger.
     SECTION 7.2.5. Permitted Dispositions. The Borrower will not, and will not permit any of its Subsidiaries to, Dispose (in one transaction or a series of transactions during the term of this Agreement) of more than (a) 25% of the consolidated Tobacco Business Assets of the Borrower and its Subsidiaries as shown in the Audited Financial Statements, plus, (b) 25% of the excess of (i) the value of the consolidated Tobacco Business Assets of the Borrower and its Subsidiaries as shown in the audited consolidated financial statements of the Borrower and its Subsidiaries as at the last day of any Fiscal Year (the “Subject Fiscal Year”) over (ii) the value of the consolidated Tobacco Business Assets of the Borrower and its Subsidiaries as shown in the audited consolidated financial statements of the Borrower and its Subsidiaries as at the last day of Fiscal Year immediately preceding the Subject Fiscal Year.
     SECTION 7.2.6. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates (other than the Borrower or its Significant Subsidiaries), unless such arrangement, transaction or contract (i) is on fair and reasonable terms no less favorable to the Borrower or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate and (ii) is of the kind which would be entered into by a prudent Person in the position of the Borrower or such Subsidiary with a Person that is not one of its Affiliates.
     SECTION 7.2.7. Restrictive Agreements, etc. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement prohibiting
     (a) the ability of any Obligor to amend or otherwise modify any Loan Document; or
     (b) the ability of any Subsidiary to make any payments, directly or indirectly, to the Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.
The foregoing prohibitions shall not apply to (i) restrictions contained in any Loan Document or (ii) in the case of clause (b), customary restrictions and conditions contained in agreements relating to the sale of any Subsidiary of the Borrower pending the sale of such Subsidiary, provided such restrictions and conditions apply only to such Subsidiary and such sale is otherwise permitted hereunder.
     SECTION 7.2.8. Restricted Payments, etc. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment (other than Restricted Payments made by Subsidiaries to the Borrower or wholly owned Subsidiaries) if (a) at the time of such Restricted Payment, an Event of Default shall have occurred and be continuing or (b) an Event of Default would otherwise occur after giving effect to any such Restricted Payment.
     SECTION 7.2.9. Guaranty of Senior Notes. The Borrower will not permit any of its Subsidiaries to execute and deliver any guaranty in favor of the holders of the Senior Notes unless such Subsidiaries execute and deliver a guaranty of all of the Obligations in favor of the Lenders and the Administrative Agent on substantially similar terms.
ARTICLE VIII
EVENTS OF DEFAULT
     SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Article shall constitute an “Event of Default”.
     SECTION 8.1.1. Nonpayment of Obligations. The Borrower shall default in the payment or prepayment when due of (a) any principal of any Loan or (b) any interest on any Loan, any fee described in Article III or any other monetary Obligation, and such default shall continue unremedied for a period of three Business Days after such amount was due.
     SECTION 8.1.2. Breach of Warranty. Any representation or warranty of any Obligor made or deemed to be made in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed to have been made in any material respect.
     SECTION 8.1.3. Nonperformance of Certain Covenants and Obligations. The Borrower shall default in the due performance or observance of any of its obligations under clauses (d) and (e) of Section 7.1.1, Section 7.1.7 or Section 7.2.
     SECTION 8.1.4. Nonperformance of Other Covenants and Obligations. Any Obligor shall default in the due performance and observance of any other agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender.
     SECTION 8.1.5. Default on Other Indebtedness. A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than Indebtedness described in Section 8.1.1) of the Borrower or any of its Significant Subsidiaries having a principal or stated amount, individually or in the aggregate, in excess of $50,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.
     SECTION 8.1.6. Judgments. Any judgment or order for the payment of money individually or in the aggregate in excess of $50,000,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against the Borrower or any of its Significant Subsidiaries and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.
     SECTION 8.1.7. Pension Plans. Any of the following events shall occur with respect to any Pension Plan
     (a) the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $50,000,000 in the aggregate for all Pension Plans; or
     (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.
     SECTION 8.1.8. Change in Control. Any Change in Control shall occur.
     SECTION 8.1.9. Bankruptcy, Insolvency, etc. The Borrower or any of its Significant Subsidiaries shall
     (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;
     (b) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;
     (c) in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided, that the Borrower and each Significant Subsidiary hereby expressly authorizes each Loan Party to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

     (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by the Borrower or any Significant Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Significant Subsidiary, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided, that the Borrower and each Significant Subsidiary hereby expressly authorizes each Loan Party to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or
     (e) take any action authorizing, or in furtherance of, any of the foregoing.
     SECTION 8.1.10. Validity of Loan Documents, etc. Any Loan Document shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto, or any Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability.
     SECTION 8.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand to any Person.
     SECTION 8.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.
ARTICLE IX
THE ADMINISTRATIVE AGENT
     SECTION 9.1. Actions. Each Lender hereby appoints MSSF as its Administrative Agent under and for purposes of each Loan Document. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under each Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent, pro rata according to such Lender’s proportionate Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent in any way relating to or arising out of any Loan Document (including attorneys’ fees), and as to which the Administrative Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent shall not be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of an Agent shall be or become, in the Administrative Agent’s determination, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.
     SECTION 9.2. Funding Reliance, etc. Unless the Administrative Agent shall have been notified in writing by any Lender by 3:00 p.m. on the Business Day prior to a Borrowing (or by 11:00 a.m. on the date of a Borrowing in the case of a “same-day” Borrowing of Base Rate Loans) that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing (in the case of the Borrower) and (in the case of a Lender), at the Federal Funds Rate (for the first two Business Days after which such amount has not been repaid), and thereafter at the interest rate applicable to Loans comprising such Borrowing.
     SECTION 9.3. Exculpation. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable to any Loan Party for any action taken or omitted to be taken by it under any Loan Document, or in connection therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor to make any inquiry respecting the performance by any Obligor of its Obligations. Any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action. The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believes to be genuine and to have been presented by a proper Person.
     SECTION 9.4. Successor. The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and all Lenders. If the Administrative Agent

at any time shall resign, the Required Lenders may appoint another Lender as a successor Administrative Agent which shall be reasonably acceptable to the Borrower and shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000; provided, however, that if such retiring Administrative Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth in above, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Loan Documents, and Section 10.3 and Section 10.4 shall continue to inure to its benefit.
     SECTION 9.5. Loans by MSSF . MSSF shall have the same rights and powers with respect to (x) the Credit Extensions made by it or any of its Affiliates, and (y) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent. MSSF and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if MSSF were not the Administrative Agent hereunder.
     SECTION 9.6. Credit Decisions. Each Lender acknowledges that it has, independently of the Administrative Agent and each other Lender, and based on such Lender’s review of the financial information of the Borrower, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Administrative Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents.
     SECTION 9.7. Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders by the Borrower). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of the Loan Documents.
     SECTION 9.8. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Loan Parties.
     SECTION 9.9. Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received a written notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 10.1) take such action with respect to such Default as shall be directed by the Required Lenders; provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Loan Parties except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders.
     SECTION 9.10. Other Agents. Any Person identified on the cover page of this Agreement as a “Syndication Agent” shall not have any right, power, obligation, liability, responsibility or duty under this Agreement (or any other Loan Document) other than those applicable to it in its capacity as a Lender to the extent it is a Lender hereunder. Without limiting the foregoing, a Lender so identified as a “Syndication Agent” shall not have or be deemed to have any fiduciary relationship with any Lender. Each Person party hereto acknowledges that it has not relied, and will not rely, on any Person so identified as a “Syndication Agent” in deciding to enter into this Agreement and each other Loan Document to which it is a party or in taking or not taking action hereunder or thereunder.
     SECTION 9.11. Lender Indemnification. (a) Each Lender hereby severally indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent from and against such Lender’s Percentage of any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) that be incurred by or asserted or awarded against, the Administrative Agent in any way relating to or arising out of this Agreement, the Notes and any other Loan Document or any action taken or omitted by the Administrative Agent under this Agreement, the Notes or any other Loan Document; provided that no Lender shall be liable for the payment of any portion of such claims, damages, losses, liabilities and expenses which have resulted from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any such indemnified costs, this Section applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.
     (b) The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its Percentage of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its Percentage of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s Percentage of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 9.11 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. The Administrative Agent agrees to promptly return to the Lenders their respective Ratable Shares of any amounts paid under this Section 9.11 that are subsequently reimbursed by the Borrower.
ARTICLE X
MISCELLANEOUS PROVISIONS
     SECTION 10.1. Waivers, Amendments, etc. The provisions of each Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver shall:
     (a) modify this Section without the consent of all Lenders;
     (b) increase the aggregate amount of any Credit Extensions required to be made by a Lender pursuant to its Commitments or extend the Maturity Date for any Lender’s Loan, in each case without the consent of such Lender (it being agreed, however, that any vote to rescind any acceleration made pursuant to Section 8.2 and Section 8.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);
     (c) reduce the principal amount of or rate of interest on any Lender’s Loan, reduce any fees described in Article III payable to any Lender or extend the date on which interest or fees are payable in respect of such Lender’s Loans, in each case without the consent of such Lender;

     (d) reduce the percentage set forth in the definition of “Required Lenders” or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;
     (e) except as otherwise expressly provided in a Loan Document, release the Borrower from its Obligations under the Loan Documents without the consent of all Lenders; or
     (f) affect adversely the interests, rights or obligations of the Administrative Agent (in its capacity as the Administrative Agent), unless consented to by the Administrative Agent.
No failure or delay on the part of any Loan Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Loan Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
     SECTION 10.2. Notices; Time. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent and as notified by each Lender to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the obligations owing hereunder:

The Borrower:	UST INC.
6 High Ridge Park, Building A
Stamford, Connecticut 06905
Attention: Chief Financial Officer/Treasurer
Telecopy: (203) 817-3538

The Administrative Agent:	Morgan Stanley Senior Funding, Inc.
One Pierrepont Plaza, 7th Floor
300 Cadman Plaza West
Brooklyn, NY 11201
Telecopy: 212-507-6680
Telephone: 718-754-2167
E-mail: msagency@morganstanley.com
     provided that any notice, request or demand to or upon the Agent or the Lenders pursuant to Articles II or III shall not be effective until received.

     SECTION 10.3. Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable and invoiced expenses of the Administrative Agent (including the reasonable and invoiced fees and out-of-pocket expenses of Shearman & Sterling LLP, counsel to the Administrative Agent and of local counsel, if any, who may be retained by or on behalf of the Administrative Agent) in connection with
     (a) the negotiation, preparation, execution and delivery of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated; and
     (b) the filing or recording of any Loan Document and all amendments, supplements, amendment and restatements and other modifications to any thereof, any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document; and
     (c) the preparation and review of the form of any document or instrument relevant to any Loan Document.
The Borrower further agrees to pay, and to save each Loan Party harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of each Loan Document, the Credit Extensions or the issuance of the Notes. The Borrower also agrees to reimburse each Loan Party upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses of counsel to each Loan Party) incurred by such Loan Party in connection with (x) the negotiation of any restructuring or “work-out” with the Borrower, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.
     SECTION 10.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Loan Party, the Borrower hereby indemnifies, exonerates and holds each Loan Party, any Lead Arranger and each of their respective officers, directors, employees, investment advisors, trustees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to
     (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension, including all Indemnified Liabilities arising in connection with the transaction contemplated hereby;
     (b) the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Article V not to fund any

Credit Extension, provided that any such action is resolved in favor of such Indemnified Party);
     (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Obligor or any Subsidiary thereof of all or any portion of the Capital Securities or assets of any Person, whether or not an Indemnified Party is party thereto;
     (d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by any Obligor or any Subsidiary thereof of any Hazardous Material;
     (e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Obligor or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or Subsidiary; or
     (f) each Lender’s Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Obligor or its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender’s Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary);
except for Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s gross negligence or willful misconduct. Each Obligor and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted. It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Obligor’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor with respect to the violation or condition which results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.
     SECTION 10.5. Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Section 9.11, shall in each case survive any assignment from one Lender to another (in the case of Sections 10.3 and 10.4) and the occurrence of the Termination Date. The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.
     SECTION 10.6. Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.
     SECTION 10.7. Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.
     SECTION 10.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower, the Administrative Agent and each Lender (or notice thereof satisfactory to the Administrative Agent) shall have been received by the Administrative Agent.
     SECTION 10.9. Governing Law; Entire Agreement. EACH LOAN DOCUMENT (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.
     SECTION 10.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer its rights or obligations hereunder without the consent of all Lenders.
     SECTION 10.11. Sale and Transfer of Credit Extensions; Notes. Each Lender may assign, or sell participations in, its Loans and Commitments to one or more other Persons in accordance with this the terms set forth below.
SECTION 10.11.1. Assignments. Any Lender, pursuant to a Lender Assignment Agreement,
     (a) with the consent of the Borrower and the Administrative Agent (which consents shall not be unreasonably delayed or withheld and, which consent, in the case of the Borrower, shall not be required during the continuation of an Event of Default; provided, however, that the Administrative Agent and the Borrower may withhold such consent in their sole discretion to an assignment to a Person not satisfying the credit ratings set forth in clause (f)) may at any time assign and delegate to one or more Eligible Assignees; and
     (b) upon notice to the Borrower and the Administrative Agent, and upon the consent of the Administrative Agent (such consent not to be unreasonably delayed or withheld), may assign and delegate to any of its Affiliates or to any other Lender;

(each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an “Assignee Lender”), all or any fraction of such Lender’s Loans and Commitments in a minimum aggregate amount of $5,000,000, and in increments of $1,000,000 in excess thereof, in the case of assignments to Assignee Lender’s other than such Lender’s Affiliates or any other Lender (or, if less, the entire remaining amount of such Lender’s Loans and Commitments); provided, however, that the assigning Lender must assign a pro rata portion of such Loans and Commitments. Each Obligor and the Administrative Agent shall be entitled to continue to deal solely and directly with a Lender in connection with the interests so assigned and delegated to an Assignee Lender until
     (c) notice of such assignment and delegation, together with (i) payment instructions, (ii) the Internal Revenue Service forms or other statements contemplated or required to be delivered pursuant to Section 4.6, if applicable, and (iii) addresses and related information with respect to such Assignee Lender, shall have been delivered to the Borrower and the Administrative Agent by such Person by whom such assignment and delegation is made (the “Assignor Lender”) and such Assignee Lender;
     (d) such Assignee Lender shall have executed and delivered to the Borrower and the Administrative Agent a Lender Assignment Agreement, accepted by the Administrative Agent; and
     (e) the processing fees described below shall have been paid.
From and after the date that the Administrative Agent accepts such Lender Assignment Agreement and such assignment is registered with Register pursuant to clause (b) of Section 2.6, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender under the Loan Documents, and (y) the Assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents but shall continue to be entitled to the benefits of the provisions of this Agreement which by their terms survive the Termination Date. Within five Business Days after its receipt of notice that the Administrative Agent has received and accepted an executed Lender Assignment Agreement (and if requested by the Assignee Lender), but subject to clause (c), the Borrower shall execute and deliver to the Administrative Agent (for delivery to the relevant Assignee Lender) a new Note evidencing such Assignee Lender’s assigned Loans and Commitments and, if the Assignor Lender has retained Loans and Commitments hereunder (and if requested by such Lender), a replacement Note in the principal amount of the Loans and Commitments retained by the Assignor Lender hereunder (such Note to be in exchange for, but not in payment of, the Note then held by such Assignor Lender). Each such Note shall be dated the date of the predecessor Note. The Assignor Lender shall mark each predecessor Note “exchanged” and deliver each of them to the Borrower. Accrued interest on that part of each predecessor Note evidenced by a new Note, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on that part of each predecessor Note evidenced by a replacement Note shall be paid to the Assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this

Agreement. Such Assignor Lender or such Assignee Lender must also pay a processing fee in the amount of $3,500 to the Administrative Agent upon delivery of any Lender Assignment Agreement; provided, that no such processing fee shall be required in connection with any such assignment and delegation (i) by a Lender to its Affiliate, (ii) by a Lender to a Federal Reserve Bank (or, if such Lender is an investment fund, to the trustee under the indenture to which such fund is a party in support of its obligations to such trustee) or (iii) if the nonpayment of the processing fee is otherwise consented to in writing by the Administrative Agent. Any attempted assignment and delegation not made in accordance with this Section shall be null and void. Notwithstanding anything to the contrary set forth above, any Lender may (without requesting the consent of the Borrower or the Administrative Agent) pledge its Loans to (a) a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, or (b) in the case of any Lender which is a fund that invests in loans, any trustee or any other representative of holders of obligations owed or securities issued by such Lender as security for such obligations or securities; provided, that, no such pledge or assignment shall (x) release any Lender from any of its obligations hereunder or (y) substitute any such pledgee or assignee for such Lender as a party hereto.
     (f) In the event that S&P or Moody’s, shall, after the date that any Person becomes a Lender, downgrade the long-term certificate of deposit ratings of such Lender, and the resulting ratings shall be below BBB or Baa3, respectively, or the equivalent, then, so long as no Default shall have occurred and be continuing, the Borrower shall each have the right, but not the obligation, upon notice to such Lender and the Administrative Agent, to replace such Lender with a financial institution (a “Replacement Lender”) acceptable to the Borrower and the Administrative Agent (such consents not to be unreasonably withheld or delayed; provided, that no such consent shall be required if the Replacement Lender is an existing Lender), and upon any such downgrading of any Lender’s long-term certificate of deposit rating, each such Lender hereby agrees to transfer and assign (in accordance with Section 10.11.1) all of its Commitments and other rights and obligations under the Loan Documents to such Replacement Lender; provided, however, that (i) such assignment shall be without recourse, representation or warranty (other than that such Lender owns the Commitments, Loans and Notes being assigned, free and clear of any Liens) and (ii) the purchase price paid by the Replacement Lender shall be in the amount of such Lender’s Loans, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (other than the amounts (if any) demanded and unreimbursed under Sections 4.2, 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, which shall be paid by the Borrower), owing to such Lender hereunder. Upon any such termination or assignment, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of any provisions of this Agreement which by their terms survive the termination of this Agreement.
     SECTION 10.11.2. Participations. Any Lender may sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a “Participant”) participating interests in any of the Loans, Commitments, or other interests of such Lender hereunder; provided, however, that
     (a) no participation contemplated in this Section shall relieve such Lender from its Commitments or its other obligations under any Loan Document;

     (b) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations;
     (c) each Obligor and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under each Loan Document;
     (d) no Participant, unless such Participant is an Affiliate of such Lender or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action under any Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, take any actions of the type described in clause (a), (b), (c) or (f) of Section 10.1 with respect to Obligations participated in by such Participant;
     (e) the Borrower shall not be required to pay any amount under this Agreement that is greater than the amount which it would have been required to pay had no participating interest been sold; and
     (f) such Lender shall, as agent of the Borrower solely for the purpose of this Section, record in book entries maintained by such Lender the name of its Participants and the amount such Participants are entitled to receive in respect of any participating interests sold pursuant to this Section.
The Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 7.1.1, 10.3 and 10.4, shall be considered a Lender. Each Participant shall only be indemnified for increased costs pursuant to Section 4.3, 4.5 or 4.6 if and to the extent that the Lender which sold such participating interest to such Participant concurrently is entitled to make, and does make, a claim on the Borrower for such increased costs. Any Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant under this Section shall indemnify and hold harmless the Borrower and the Administrative Agent from and against any taxes, penalties, interest or other costs or losses (including reasonable attorneys’ fees and expenses) incurred or payable by the Borrower or the Administrative Agent as a result of the failure of the Borrower or the Administrative Agent to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement to such Lender or the Administrative Agent, as the case may be, which Taxes would not have been incurred or payable if such Participant had been a Non-U.S. Lender that was entitled to deliver to the Borrower, the Administrative Agent or such Lender, and did in fact so deliver, a duly completed and valid Form W-8BEN or W-8ECI (or applicable successor form) entitling such Participant to receive payments under this Agreement without deduction or withholding of any United States federal taxes.
     SECTION 10.12. Other Transactions. Nothing contained herein shall preclude the Administrative Agent or any other Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

     SECTION 10.13. Confidentiality. In handling all information furnished to, or obtained by, the Administrative Agent and the Lenders pursuant to this Agreement, the Administrative Agent and each Lender shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information received hereunder except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of the Administrative Agent or any Lender in connection with their present or prospective business relations with the Borrower, (ii) to prospective transferees, assignees or purchasers of an interest in the Loans and/or Commitments who have agreed in writing to be bound by the confidentiality provisions hereof and to any direct or indirect contractual counterparties (or the professional advisors thereto) in agreements or arrangements evidencing Hedging Obligations; provided, that such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.13, (iii) as required by law, regulation, rule or order, subpoena, judicial order or similar order, provided that the Administrative Agent and each Lender shall, to the extent it would not be unlawful, use reasonable efforts to afford the Borrower the opportunity to contest any such rule, order or subpoena and (iv) as may be required in connection with the examination, audit or similar investigation of the Administrative Agent or any Lender.
     SECTION 10.14. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

     SECTION 10.15. Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER OR THE BORROWER IN CONNECTION THEREWITH. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND EACH LENDER ENTERING INTO THE LOAN DOCUMENTS.
     SECTION 10.16. Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers there unto duly authorized as of the day and year first above written.

UST INC.
By:
Name
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent
By:
Name
Title:

LENDERS: MORGAN STANLEY BANK
By:
Title:

LEHMAN BROTHERS COMMERCIAL BANK
By:
Title:

(continued)
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(continued)
 -iii-

(continued)

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(continued)

SCHEDULE I	-	Disclosure Schedule
SCHEDULE II	-	Percentages; LIBOR Office; Domestic Office
SCHEDULE III	-	Capitalization

EXHIBIT A	-	Form of Note
EXHIBIT B	-	Form of Borrowing Request
EXHIBIT C	-	Form of Continuation/Conversion Notice
EXHIBIT D	-	Form of Borrower Closing Date Certificate
EXHIBIT E	-	Form of Compliance Certificate
EXHIBIT F	-	Form of Lender Assignment Agreement
EXHIBIT G	-	Form of Rating Notice
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